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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                                 Anadigics, Inc.
                                 ---------------
                                (Name of Issuer)

                    Common Stock and Options, $.01 par value
                    ----------------------------------------
                         (Title of Class of Securities)

                                    032515108
                                    ---------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 19 pages




CUSIP NO. 032515108                   13G                 Page  2  of  19  Pages






------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Limited Partnership

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              164,446
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               392,877

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                164,446

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              392,877

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       557,323

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.7%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 19 pages




CUSIP NO. 032515108                   13G                 Page  3  of  19  Pages





------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Offshore Limited Partnership, C.V.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              392,877
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               164,446

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                392,877

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              164,446

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       557,323

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.7%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 19 pages




CUSIP NO. 032515108                   13G                 Page  4  of  19  Pages





------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Management Limited Partnership

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               557,323

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              557,323

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       557,323

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.7%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 4 of 19 pages




CUSIP NO. 032515108                   13G                 Page  5  of  19  Pages




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Offshore Management, N.V.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Corporation

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              less than five percent (5%)
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               less than five percent (5%)

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                less than five percent (5%)

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              less than five percent (5%)

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       less than five percent (5%)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       CO

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 19 pages




CUSIP NO. 032515108                   13G                 Page  6  of  19  Pages




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Venture Partners L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              2,784
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               557,323

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                2,784

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              557,323

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       560,107

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.7%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 19 pages




CUSIP NO. 032515108                   13G                 Page  7  of  19  Pages





------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harry T. Rein

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              19,000
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               560,107

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                19,000

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              560,107

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       579,107

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.9%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 19 pages




CUSIP NO. 032515108                   13G                 Page  8  of  19  Pages




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James J. Fitzpatrick

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               560,107

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              560,107

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       560,107

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.7%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 19 pages




CUSIP NO. 032515108                   13G                 Page  9  of  19  Pages




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gregory Kopchinsky

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               560,107

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              560,107

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       560,107

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.7%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 19 pages




CUSIP NO. 032515108                   13G                 Page  10 of  19  Pages




------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert J. Migliorino

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               560,107

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              560,107

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       560,107

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.7%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 10 of 19 pages




CUSIP NO. 032515108                   13G                 Page  11 of  19  Pages



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eric A. Young

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               560,107

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              560,107

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       560,107

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.7%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 19 pages





ITEM 1(A). NAME OF ISSUER:

                  Anadigics, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  35 Technology Drive, Warren, NJ  07059.

ITEM 2(A). NAMES OF PERSONS FILING:

                  This statement is filed by Canaan Venture Limited Partnership, a Delaware limited partnership, ("Canaan Venture"), Canaan Venture Offshore Limited Partnership C.V., a Netherlands
                  Antilles limited partnership ("Canaan Venture Offshore"), Canaan Management Limited Partnership, a Delaware limited partnership, ("Canaan Management"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation, Canaan Venture Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Gregory Kopchinsky, Robert J. Migliorino and Eric A. Young (collectively, the "Partners"). Canaan Management (which serves as the sole general partner of Canaan Venture and one of the two general partners of Canaan Venture Offshore), Canaan Offshore Management, N.V. (which serves as the other general partner of Canaan Venture Offshore), Canaan Partners (which serves as the general partner of Canaan Management) and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Except in the case of Canaan Venture Offshore and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Venture Offshore and Canaan Offshore Management, N.V. is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

ITEM 2(C). CITIZENSHIP:

                  Each of Canaan Venture, Canaan Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Venture Offshore is a limited partnership and Canaan Offshore Management, N.V. is a corporation organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

                  This Schedule 13G report relates to the Common Stock and Options, par value $.01 ("Common Stock") of Anadigics, Inc. ("the Company").

ITEM 2(E). CUSIP NUMBER:

                  032515108.

                               Page 12 of 19 pages






ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:


                  (a)  [   ]        Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b)  [   ]        Bank as  defined in Section 3 (a) (6) of the
                                    Act.

                  (c)  [   ]        Insurance Company as defined in Section 3(a)
                                    (19) of the Act.

                  (d)  [   ]        Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e)  [   ]        Investment  Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                  (f)  [   ]        Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment  Fund; see Rule 13d-1 (b) (1) (ii)
                                    (F) of the Act.

                  (g)  [   ]        Parent Holding Company,  in  accordance with
                                    Rule 13d-1 (b) (ii) (G) of the Act.

                  (h)  [   ]        Group, in accordance with Rule 13d-1 (b) (1)
                                    (ii) (H) of the Act.

                  Not applicable.

ITEM 4.           OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           By virtue of their common control, Canaan Venture and Canaan Venture Offshore each may be deemed to be the beneficial owners of 557,323 shares of Common Stock. Canaan Management, by virtue of its status as general partner of Canaan Venture and Canaan Venture Offshore, may be deemed to be the beneficial owner of 557,323 shares. Through its direct holdings and by virtue of its status as general partner of Canaan Management, Canaan Partners may be deemed to be the beneficial owner of 560,107 shares. By virtue of their status as general partners of Canaan Partners, the Partners (except for Mr. Rein) may each be deemed to be the beneficial owner of 560,107 shares. In addition, Harry T. Rein may be deemed to be the beneficial owner of 579,107 shares of Common Stock.

                           Canaan Venture is the record owner of 164,446 shares of Common Stock. Canaan Venture Offshore is the record owner of 392,877 shares of Common Stock. Canaan Partners is the record owner of 2,784 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Harry T. Rein holds options to purchase 15,000 shares of Common Stock at $12.00 per share, and options to purchase 4,000 shares of Common Stock at $21.25 per share.


                               Page 13 of 19 pages






                  (b)      Percent of Class:

                           Canaan Venture: 6.7%; Canaan Venture Offshore: 6.7%; Canaan Management: 6.7%; Canaan Partners: 6.7%; each of the Partners (other than Mr. Rein): 6.7%; and Harry T. Rein: 6.9%.

                           The foregoing percentages are calculated based on the 8,324,002 shares of Common Stock reported to be outstanding on the Quarterly Report on Form 10-Q of Anadigics, Inc. for the period ended 9/30/96.

                  (c)      Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:  Canaan
                           Venture:  164,446  shares;  Canaan Venture  Offshore:
                           392,877 shares; and Harry T. Rein: 19,000 shares.

                           (ii)  Shared  power to vote or to  direct  the  vote:
                           Canaan  Venture:   392,877  shares;   Canaan  Venture
                           Offshore: 164,446 shares; Canaan Management: 557,323 shares; Canaan Partners: 557,323 shares; and each of the Partners: 560,107 shares.

                           (iii) Sole power to dispose or to direct the disposition of: Canaan Venture: 164,446 shares; Canaan Venture Offshore: 392,877 shares; and Harry T.
                           Rein: 19,000 shares.

                           (iv) Shared power to dispose or to direct the disposition of: Canaan Venture: 392,877 shares; Canaan Venture Offshore: 164,446 shares; Canaan
                           Management: 557,323 shares; Canaan Partners: 557,323 shares; and each of the Partners: 560,107 shares.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Canaan Offshore Management, N.V., as of the date hereof, is no longer deemed to be the beneficial owner of more than five percent of the class of securities.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION  AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (H).



                               Page 14 of 19 pages







ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


                               Page 15 of 19 pages







                                   SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

February 10, 1997


Canaan Venture Limited Partnership
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ------------------------
        General Partner


Canaan Venture Offshore Limited Partnership, C. V.
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ------------------------
        General Partner


Canaan Management Limited Partnership
By:     Canaan Venture Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        ------------------------
        General Partner


Canaan Offshore Management, N.V.

By:      /s/  Harry T. Rein
        ------------------------
        President


Canaan Venture Partners L.P.

By:      /s/  Harry T. Rein
        ------------------------
        General Partner

                               Page 16 of 19 pages










 /s/  Harry T. Rein
--------------------------
Harry T. Rein


 /s/  James J. Fitzpatrick
--------------------------
James J. Fitzpatrick


  /s/  Gregory Kopchinsky
--------------------------
Gregory Kopchinsky


 /s/  Robert J. Migliorino
--------------------------
Robert J. Migliorino


 /s/  Eric A. Young
--------------------------
Eric A. Young



                               Page 17 of 19 pages






                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Anadigics, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

February 10, 1997.

Canaan Venture Limited Partnership
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        --------------------------
        General Partner


Canaan Venture Offshore Limited Partnership, C. V.
By:     Canaan Management Limited Partnership
        Its General Partner
By:     Canaan Venture Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        --------------------------
        General Partner


Canaan Management Limited Partnership
By:     Canaan Venture Partners L.P.
        Its General Partner

By:      /s/  Harry T. Rein
        --------------------------
        General Partner


Canaan Offshore Management, N.V.

By:      /s/  Harry T. Rein
        --------------------------
        President


Canaan Venture Partners L.P.

By:      /s/  Harry T. Rein
        --------------------------
        General Partner


                               Page 18 of 19 pages





 /s/  Harry T. Rein
---------------------------
Harry T. Rein


 /s/  James J. Fitzpatrick
---------------------------
James J. Fitzpatrick


  /s/  Gregory Kopchinsky
---------------------------
Gregory Kopchinsky


 /s/  Robert J. Migliorino
---------------------------
Robert J. Migliorino


 /s/  Eric A. Young
---------------------------
Eric A. Young


                               Page 19 of 19 pages